Exhibit 8.2

January 16, 2013

CorpBanca

Rosario Norte 660

Las Condes

Santiago, Chile

Ladies and Gentlemen,

As Chilean tax counsel to CorpBanca, a sociedad anónima organized under the laws of the Republic of Chile (the “Bank”) in connection with the preparation and filing of the preliminary prospectus supplement relating to the issuance and sale by the Bank of 10,680,200,612 common shares, including common shares in the form of American Depositary Shares (“ADSs”) evidenced by American Depositary Receipts (“ADRs”), and the issuance and sale by Mr. Fernando Aguad Dagach (the “selling shareholder”) of 1,335,032,639 common shares, including common shares in the form of ADSs, dated December 13, 2012 with the Securities and Exchange Commission (the “Commission”) together with the base prospectus supplement dated April 14, 2011 (the “Base Prospectus” and collectively, the “Preliminary Prospectus”), and the final prospectus supplement relating to the common shares dated January 15, 2013 together with the Base Prospectus (the “Final Prospectus” and together with the Preliminary Prospectus, the “Prospectus”), we hereby confirm to you that the discussion set forth under the heading “Tax considerations—Chilean Tax Considerations” in the Prospectus is accurate in all material respects.

We hereby consent to the filing of this opinion as an exhibit to the Current Report to be incorporated by reference in the Bank’s Registration Statement on Form F-3 (File No. 333-173509) as Exhibit 8.2 thereto. In giving such consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

We are lawyers admitted to practice in the Republic of Chile and the aforementioned opinions are limited to the laws of the Republic of Chile as in effect on the date hereof.

Sincerely,

/s/ Barros y Errázuriz Abogados